Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in the Proxy Statement/Offering Circular, which constitutes a part of this Offering Statement on Form 1-A of Coastal Financial Corporation, of our report dated March 9, 2015 related to the consolidated financial statements of Coastal Financial Corporation as of December 31, 2014 and for each of the fiscal years in the two-year period ended December 31, 2014.

We also consent to the reference to us under the heading “Experts” in the Proxy Statement/Offering Circular that constitutes a part of this Offering Statement on Form 1-A.

/s/ Stovall, Grandey & Allen, LLP

Fort Worth, Texas
August 24, 2015